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                                                                       EXHIBIT 5

                         [Gemstar-TV Guide Letterhead]



August 29, 2000

Gemstar-TV Guide International, Inc.
135 North Los Robles Avenue, Suite 800
Pasadena, California  91101

          Re: Registration Statement on Form S-8 of Gemstar-TV Guide International, Inc. (the "Company")

Ladies and Gentlemen:

     At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 7,288,305 shares of Common Stock, $0.01 par value, of the Company (the "Common Stock"), and additional rights pursuant to the Company's Second Amended and Restated Rights Agreement by and between the Company and American Stock Transfer & Trust Company, a New York company, as rights agent (together with the Common Stock, the "Shares"), to be issued pursuant to the TV Guide, Inc. Equity Incentive Plan. At your request, I have examined the proceedings heretofore taken in connection with the authorization of the Plan and the Shares to be issued pursuant to and in accordance with the Plan.

     Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and the terms of the Plan, the Shares will be validly issued, and the Common Stock will be fully paid and nonassessable.

          I consent to the use of this opinion as an exhibit to the Registration Statement.

                                           Respectfully submitted,

                                           /s/ Stephen A. Weiswasser

                                           Stephen A. Weiswasser
                                           Executive Vice President
                                           and General Counsel